Exhibit 99.1

Sohu.com Discusses Sogou Subsidiary

BEIJING, CHINA, July 19, 2013 –Sohu.com Inc. (NASDAQ: SOHU), China’s leading online media, search, gaming, community and mobile service group, responded today to pervasive and often inaccurate market rumors. Sohu confirmed that in recent months it has been exploring options for its majority-owned subsidiary Sogou Inc. Options being considered for Sogou include continuing to grow its strong product offering with the existing minority shareholder base, seeking additional strategic minority investors, or pursuing a more comprehensive strategic combination. Sohu has been, and continues to be, in preliminary discussions with several potential strategic investors and partners. Ms. Carol Yu, Sohu’s Co-President and Chief Financial Officer, commented, “No particular strategic partner or transaction has been selected, nor has any decision been made to proceed with a significant transaction of any kind with respect to Sogou. As has always been our practice, Sohu will inform the market of any important developments as appropriate and when required by U.S. securities laws and the NASDAQ exchange.”

About Sohu.com

Sohu.com Inc. (NASDAQ: SOHU) is China’s premier online brand and indispensable to the daily life of millions of Chinese, providing a network of web properties and community based/web 2.0 products which offer the vast Sohu user community a broad array of choices regarding information, entertainment and communication. Sohu has built one of the most comprehensive matrices of Chinese language web properties and proprietary search engines, consisting of the mass portal and leading online media destination www.sohu.com; interactive search engine www.sogou.com; #1 games information portal www.17173.com; the top real estate website www.focus.cn; #1 online alumni club www.chinaren.com; wireless value-added services provider www.goodfeel.com.cn; leading online mapping service provider www.go2map.com; and developer and operator of online games www.changyou.com/en/.

Sohu corporate services consist of online brand advertising on its matrix of websites as well as bid listing and home page on its in-house developed search directory and engine. Sohu also offers wireless value-added services such as news, information, music, ringtone and picture content sent over mobile phones. Sohu’s online game subsidiary, Changyou.com (NASDAQ: CYOU), has a diverse portfolio of online games that includes Tian Long Ba Bu, one of the most popular massively multi-player online (“MMO”) games in China, and DDTank and Wartune (also known as Shen Qu), which are two popular web games in China. Sohu.com, established by Dr. Charles Zhang, one of China’s internet pioneers, is in its seventeenth year of operation.

For investor and media inquiries, please contact:

In China:

Eric Yuan

Sohu.com Inc.

Tel: +86 (10) 6272-6593

E-mail:ir@contact.sohu.com

In the United States:

Mr. Jeff Bloker

Christensen

Tel: +1 (480) 614-3003

E-mail:jbloker@ChristensenIR.com